Exhibit 99.1
Expedia, Inc. Reports Third Quarter 2009 Results
27% Growth in Air Tickets & Room Nights Offsets Continued Pricing Headwinds
BELLEVUE, Wash.— October 29, 2009—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its third quarter ended September 30, 2009.
“Quarter in and quarter out, Expedia is consistently proving its leadership and multiple business models for travel are unsurpassed,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive.
“Travelers are clearly responding to our improving value proposition, as we broaden our fee cuts and increase the depth and breadth of our global supply,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “While we’re pleased with our financial and operating results in the third quarter, we are busy planning for a 2010 that will prove every bit as competitive and challenging as 2009.”
Financial Summary & Operating Metrics (figures in $MMs, except per share amounts)

	Three Months	Three Months	Y / Y
Metric	Ended 9.30.09	Ended 9.30.08	Growth
Transactions (mm)	15.9	12.6	26%
Gross bookings	5,913.8	5,412.8	9%
Revenue	852.4	833.3	2%
Revenue margin	14.41%	15.40%	(98bps)
Operating income before amortization* (“OIBA”)	256.4	230.8	11%
Operating income	223.0	199.6	12%
Adjusted net income *	144.9	118.3	22%
Net income attributable to Expedia, Inc.	117.0	94.8	23%
Adjusted EPS *	$0.48	$0.39	23%
Diluted EPS	$0.40	$0.33	21%
Free cash flow *	(45.1)	(151.8)	70%
*“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release. The definitions for OIBA and Adjusted net income were revised in the first quarter of 2009.

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Discussion of Results
Gross Bookings, Revenue & Revenue Margins
Gross bookings increased 9% (12% excluding the estimated negative impact from foreign exchange) for the third quarter of 2009 compared with the third quarter of 2008, driven primarily by 26% growth in transactions, partially offset by lower prices for airline tickets and hotel room nights. Domestic bookings increased 8% and international bookings increased 11% (16% excluding foreign exchange).
Revenue increased 2% (3% excluding foreign exchange) for the third quarter, primarily driven by an increase in hotel and car rental revenues, partially offset by a reduction in air revenues. Domestic revenue decreased 2% while international revenue increased 10% (11% excluding foreign exchange). Domestic revenue growth trailed international growth primarily due to a greater impact from our various fee reductions and eliminations.
Revenue as a percentage of gross bookings (“revenue margin”) was 14.4% for the third quarter, a decrease of 98 basis points compared to the third quarter of 2008. Domestic revenue margin decreased 149 basis points to 13.8% while international revenue margin decreased 7 basis points to 15.6%. The decrease in the worldwide and domestic revenue margins was primarily due to the impact of our fee actions, loyalty programs and a greater mix of lower margin hotels, partially offset by lower air ticket prices and a reduction in the mix of lower margin air product. Worldwide revenue margin was also impacted by lower margin bookings from an entity we began consolidating late in the second quarter.
Products & Services Detail
Worldwide hotel revenue increased 3% for the third quarter primarily due to a 27% increase in room nights stayed, including rooms delivered as a component of packages and room nights booked through Venere® (which we acquired in September of 2008), partially offset by a 19% decline in revenue per room night. Revenue per room night declined largely due to a 14% decrease in average daily rates (“ADRs”), including a reduction in traveler fees. Excluding room nights stayed through Venere, room nights grew 24% in the third quarter, compared with 20% in the second quarter.
Worldwide air revenue decreased 8% for the third quarter, primarily due to a 28% decrease in revenue per air ticket, partially offset by a 27% increase in ticket volumes. Expedia.com® eliminated consumer booking fees on online air tickets beginning in March 2009, which primarily drove the decline in revenue per ticket. This elimination of Expedia.com and other points of sale fees, combined with lower average ticket prices, contributed to the lift in our air ticketing volumes.
Advertising and media revenue (including net revenue from our TripAdvisor® Media Network) increased 5% for the third quarter, driven by a 24% increase in advertising revenue generated by our transaction sites. Advertising and media revenue accounted for 10% of our worldwide revenues in the third quarter. Other revenue (primarily car rentals and destination services) increased 4% for the third quarter, and accounted for 13% of worldwide revenues for the quarter.
Profitability
OIBA for the third quarter increased 11% to $256 million and increased 239 basis points as a percentage of revenue to 30.1%, as selling & marketing expense and cost of revenue decreased compared to the increase in revenue, partially offset by growth in technology & content and general & administrative expenses in excess of revenue growth. Operating income increased 12%, driven primarily by the same factors impacting OIBA growth.
Adjusted net income for the third quarter increased $27 million compared to the prior year period primarily due to higher OIBA and lower foreign exchange losses, partially offset by lower interest income. Net income increased $22 million compared to the prior year period primarily due to higher operating income and the same factors impacting adjusted net income. Adjusted EPS increased 23% to $0.48 and diluted EPS increased 21% to $0.40.
Cash Flows
For the nine months ended September 30, 2009, net cash provided by operating activities was $820 million and free cash flow was $757 million. Both measures include $501 million from net changes in operating assets and liabilities, primarily driven by a seasonal working capital benefit from our merchant hotel business. Free cash flow increased $109 million compared to the first nine months of the prior year primarily due to growth in our merchant hotel business and lower capital expenditures, partially offset by an increase in net interest expense, occupancy tax assessments and income taxes. Cash and cash equivalents excluding amounts related to eLong™ was $752 million.

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Recent Highlights
     Global Presence
•	Gross bookings from Expedia, Inc.’s international businesses were $2.12 billion in the third quarter, accounting for 36% of worldwide bookings, up from 35% in the prior year period. International revenues were $331 million, representing 39% of worldwide revenue, up from 36% in the prior year period.

•	Expedia® and hotels.com® branded sites in the APAC region grew gross bookings by more than 60% in the third quarter, with hotel room nights stayed up over 100%.

•	Expedia.it™ (Italy), Expedia.com.au™ (Australia) and Expedia.com.nz™ (New Zealand) removed air booking fees on flights, and nearly all Expedia sites worldwide have removed change and cancel fees on hotel bookings.

•	Tripadvisor launched its 13th international website, tripadvisor.ca, offering Canadian travelers over 25 million global reviews and opinions of destinations, hotels, restaurants and other attractions.

•	Expedia.ca™, Canada’s leading online travel website, has become the first online travel agency in Canada to offer reservations on VIA Rail Canada, Canada’s national passenger rail service.
     Brand Portfolio
•	Hotwire® Group has reached $1.5 billion in gross bookings for the prior twelve month period for the first time in its history. Separately, the Group’s Travel-Ticker.com™ website marked its one year anniversary, having facilitated the booking of over 400,000 resort and hotel room nights in its first year of operation.

•	Egencia™, the world’s fifth largest travel management company, has partnered with ExpenseWatch to enable client companies to more aggressively reduce out-of-policy travel spend and fraud. Egencia also introduced a series of new features, including its Egencia On The Go™ mobile portal.

•	Expedia Affiliate Network (EAN) signed agreements to power hotel and package bookings for a number of new partners, including the UK newspaper The Guardian, the FIM Superbike World Championship, Italian web portal MediaShopping, Turkish tourism website www.istanbul.com, Dutch travel retailer D-Reizen, online review platform HolidayCheck, and Europe’s leading roadside rescue specialist, the AA.

•	Expedia brands continue to earn global media recognition, with the UK-based Sunday Times Travel Magazine naming Expedia.co.uk as its “Favourite Travel Website.” In addition, TripAdvisor and VirtualTourist® were awarded TravelWeekly’s 2009 “Magellan Award,” honoring the best in travel and the professionals behind it.

•	Expedia reached an agreement to acquire Kuxun, a leading China-based metasearch player with approximately 6 million monthly unique visitors. Kuxun will be managed as part of the TripAdvisor Media Network, and we expect the transaction to close in the fourth quarter 2009.
     Content and Innovation
•	Expedia.com collaborated with TripAdvisor to launch a “Drive Getaway” tool, offering travelers a selection of trips that can be made from their homes on a single tank of gas or less, based on top-rated destinations and attractions according to TripAdvisor members.

•	TripAdvisor introduced “Great Escapes Under $199,” a tool allowing travelers to enter their point of origin and receive a list of up to 10 destinations based on the lowest priced flights available, as well as the most popular drive-to destinations.

•	Expedia Media Solutions introduced StorePoint Expandables, a new multi-media ad product. The San Diego Convention and Visitors Bureau leveraged the product to increase room nights booked by as much as 45 percent.

•	Expedia.com partnered with TripAdvisor’s SeatGuru® to integrate qualitative user reviews of airplane seats into the seat maps for most flights offered on Expedia.com.
     Supply Portfolio
•	At quarter-end, Expedia and hotels.com branded sites featured over 110,000 bookable properties, including 63,000 merchant properties and nearly 48,000 agency properties. Expedia sites offer nearly 50,000 hotels in the EMEA region and over 10,000 in APAC countries.

•	Expedia signed a global partnership agreement with Prince Hotels & Resorts, the largest independent hotel chain in Japan, offering Prince’s hotels on Expedia and Hotels.com sites worldwide.

•	Lodging properties participating in Expedia.com’s Summer Sale grew room nights 38% year-over-year from June through August 2009 compared to 15% room night growth for non-participating hotels.

•	Expedia extended its Expedia Easy Manage agency hotel offering to properties in Australia and New Zealand.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$852,428	$833,337	$2,257,908	$2,316,202

Costs and expenses:
Cost of revenue (1)	169,436	177,735	461,711	500,022
Selling and marketing (1)	284,847	299,919	792,223	888,275
Technology and content (1)	78,637	72,195	234,190	215,685
General and administrative (1)	73,165	68,075	208,454	199,557
Amortization of intangible assets	9,588	15,827	27,959	52,538
Restructuring charges	13,781	—	28,597	—
Occupancy tax assessments and legal reserves	—	—	74,211	—

Operating income	222,974	199,586	430,563	460,125

Other income (expense):
Interest income	1,153	7,428	5,241	24,616
Interest expense	(21,180)	(20,061)	(63,630)	(49,103)
Other, net	(4,749)	(23,243)	(30,769)	(32,014)

Total other expense, net	(24,776)	(35,876)	(89,158)	(56,501)

Income before income taxes	198,198	163,710	341,405	403,624
Provision for income taxes	(80,385)	(69,223)	(141,995)	(164,139)

Net income	117,813	94,487	199,410	239,485
Net (income) loss attributable to noncontrolling interests	(799)	337	(2,110)	2,734

Net income attributable to Expedia, Inc.	$117,014	$94,824	$197,300	$242,219

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.41	$0.33	$0.69	$0.85
Diluted	0.40	0.33	0.68	0.83

Shares used in computing earnings per share:
Basic	288,426	286,674	287,987	285,930
Diluted	293,728	291,724	290,835	293,256

(1) Includes stock-based compensation as follows:
Cost of revenue	$505	$510	$1,730	$1,753
Selling and marketing	2,974	2,497	9,745	8,968
Technology and content	3,315	3,264	11,903	11,492
General and administrative	7,725	9,096	23,289	25,814

Total stock-based compensation	$14,519	$15,367	$46,667	$48,027

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$838,579	$665,412
Restricted cash and cash equivalents	15,597	3,356
Short-term investments	48,833	92,762
Accounts receivable, net of allowance of $14,071 and $12,584	367,935	267,270
Prepaid merchant bookings	94,530	66,081
Prepaid expenses and other current assets	90,507	103,833

Total current assets	1,455,981	1,198,714
Property and equipment, net	231,922	247,954
Long-term investments and other assets	55,393	75,593
Intangible assets, net	824,686	833,419
Goodwill	3,579,211	3,538,569

TOTAL ASSETS	$6,147,193	$5,894,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$769,609	$625,059
Accounts payable, other	184,308	150,534
Deferred merchant bookings	886,559	523,563
Deferred revenue	19,826	15,774
Accrued expenses and other current liabilities	317,337	251,238

Total current liabilities	2,177,639	1,566,168
Long-term debt	894,947	894,548
Credit facility	—	650,000
Deferred income taxes, net	212,137	189,541
Other long-term liabilities	226,322	213,028

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	342	340
Authorized shares: 1,600,000
Shares issued: 341,869 and 339,525
Shares outstanding: 263,042 and 261,374
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	6,018,523	5,979,484
Treasury stock — Common stock, at cost	(1,737,598)	(1,731,235)
Shares: 78,827 and 78,151
Retained earnings (deficit)	(1,718,259)	(1,915,559)
Accumulated other comprehensive income (loss)	6,743	(16,002)

Total Expedia, Inc. stockholders’ equity	2,569,777	2,317,054
Noncontrolling interest	66,371	63,910

Total stockholders’ equity	2,636,148	2,380,964

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,147,193	$5,894,249

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended
	September 30,
	2009	2008
Operating activities:
Net income	$199,410	$239,485
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	75,340	54,935
Amortization of intangible assets and stock-based compensation	74,626	100,565
Deferred income taxes	(1,174)	(9,547)
Gain on derivative instruments assumed at Spin-Off	—	(4,600)
Equity in (income) loss of unconsolidated affiliates	(1,173)	558
Foreign exchange (gain) loss on cash and cash equivalents, net	(6,719)	55,974
Realized (gain) loss on foreign currency forwards	(30,372)	20,234
Other	9,663	1,886
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(95,210)	(45,655)
Prepaid merchant bookings and prepaid expenses	(25,765)	(54,845)
Accounts payable, merchant	142,968	64,397
Accounts payable, other, accrued expenses and other current liabilities	111,782	105,248
Deferred merchant bookings	362,909	235,260
Deferred revenue	4,047	3,634

Net cash provided by operating activities	820,332	767,529

Investing activities:
Capital expenditures, including internal-use software and website development	(62,932)	(118,984)
Acquisitions, net of cash acquired	(8,363)	(529,414)
Purchase of short-term investments	(46,000)	—
Maturities of short-term investments	90,171	—
Net settlement of foreign currency forwards	30,372	(20,234)
Reclassification of Reserve Primary Fund holdings	—	(80,360)
Distributions from Reserve Primary Fund	9,083	—
Changes in long-term investments, deposits and other	1,687	9,899

Net cash provided by (used in) investing activities	14,018	(739,093)

Financing activities:
Credit facility borrowings	—	340,000
Credit facility repayments	(650,000)	(675,000)
Proceeds from issuance of long-term debt, net of issuance costs	—	392,386
Changes in restricted cash and cash equivalents	(12,241)	8,044
Proceeds from exercise of equity awards	3,050	6,348
Excess tax benefit on equity awards	251	3,154
Treasury stock activity	(6,363)	(12,575)
Other, net	(6,306)	—

Net cash provided by (used in) financing activities	(671,609)	62,357
Effect of exchange rate changes on cash and cash equivalents	10,426	(48,508)

Net increase in cash and cash equivalents	173,167	42,285
Cash and cash equivalents at beginning of period	665,412	617,386

Cash and cash equivalents at end of period	$838,579	$659,671

Supplemental cash flow information
Cash paid for interest	$77,352	$48,959
Income tax payments, net	158,257	124,232

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Income Statement Notes
Transactions / Gross Bookings / Revenue
•	Expedia, Inc’s transaction-based businesses make travel products and services available on both a merchant and agency basis.

•	Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction and revenues are generally recognized when the customer uses the travel product or service.

•	Agency transactions primarily relate to airline ticket bookings, and revenues are generally recognized at the time the reservation is booked. Beginning in September 2008 agency transactions also include hotel bookings from Venere, whose revenue is recognized at the time the hotel stay occurs.

•	Merchant transactions accounted for 44% of total gross bookings and 70% of revenue in the third quarter, compared with 43% and 70% in the prior year period.
Costs and Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below; some numbers may not add due to rounding.)
•	Cost of revenue and operating expenses in millions and as a percentage of revenue for the third quarter of 2009 and 2008 were as follows:

	Costs and Expenses			As a % of Revenue
	Three months ended September 30,			Three months ended September 30,
	2009	2008	Growth	2009	2008	? in bps
Cost of revenue	$168.9	$177.2	-5%	19.8%	21.3%	(145)
Selling and marketing	281.9	297.4	-5%	33.1%	35.7%	(262)
Technology and content	75.3	68.9	9%	8.8%	8.3%	56
General and administrative	65.4	59.0	11%	7.7%	7.1%	60

Total costs and expenses	$591.6	$602.6	-2%	69.4%	72.3%	(291)
     Cost of Revenue (non-GAAP)
•	Cost of revenue primarily consists of: (1) customer operations, including our customer support and telesales operations, as well as fees to air ticket fulfillment vendors; (2) credit card processing, including merchant fees, charge backs and fraud, and (3) data center and other, including data center costs to support our websites, certain promotions and destination services inventory, such as theme park tickets.

	Three months ended September 30,
	2009	2008	Growth
Customer operations	$79.8	$76.3	5%
Credit card processing	53.8	57.9	-7%
Data center and other	35.4	43.0	-18%

Total cost of revenue	$168.9	$177.2	-5%

% of revenue	19.8%	21.3%	(145) bps
•	Cost of revenue decreased 5% primarily due to lower net merchant fees, lower promotion expenses and air fulfillment efficiencies, partially offset by increased customer service and telesales expense to support higher transaction volumes.

•	We expect cost of revenue to decrease in absolute dollars and as a percentage of revenue for full year 2009.
     Selling and Marketing (non-GAAP)
•	Selling and marketing expense primarily relates to direct costs, including traffic generation costs from search engines and internet portals, television, radio and print spending, private label and affiliate program commissions, public relations and other costs.

•	24% and 23% of selling and marketing expense in the third quarter of 2009 and 2008 relate to indirect costs, including personnel in PSG, TripAdvisor, Egencia and Expedia Local Expert® (“ELE™”).

	Three months ended September 30,
	2009	2008	Growth
Direct costs	$213.6	$228.8	-7%
Indirect costs	68.3	68.6	0%

Total selling and marketing	$281.9	$297.4	-5%

% of revenue	33.1%	35.7%	(262) bps

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•	The 5% decrease in selling and marketing expense in the third quarter was primarily driven by a net decrease in offline brand spending for our global websites, improved online spend efficiencies and lower private label and affiliate expenses, partially offset by increased spending related to our hotel business, including a full quarter of marketing expense for Venere, which we acquired in September 2008.

•	Our overall marketing efficiencies have improved as a result of a lower cost marketing environment associated with the slower economy, lower air ticket and hotel pricing stimulating leisure travel demand, our investments in search engine optimization and search engine marketing, a pull back in marketing spend by some of our competitors and our investment in traveler value enhancements that don’t impact selling and marketing expense, such as loyalty expenses, promotions and fee reductions.

•	We expect selling and marketing expense to decrease in absolute dollars and as a percentage of revenue for full year 2009.
     Technology and Content (non-GAAP)
•	Technology and content expense principally relates to payroll and related expenses, hardware and software expenditures, licensing and maintenance expenses and software development cost amortization.

	Three months ended September 30,
	2009	2008	Growth
Personnel and overhead	$40.5	$38.4	5%
Depreciation and amortization of technology assets	17.3	12.1	43%
Other	17.5	18.4	-5%

Total technology and content	$75.3	$68.9	9%

% of revenue	8.8%	8.3%	56 bps
•	The 9% increase in technology and content expense was due primarily to higher depreciation expense related to our historical technology investments, as well as higher bonus accruals.

•	We expect technology and content expense to increase in absolute dollars and as a percentage of revenue for full year 2009.
     General and Administrative (non-GAAP)
•	General and administrative expense consists primarily of personnel-related costs, including our executive leadership, finance, legal, and human resources functions, as well as fees for professional services that typically relate to legal, tax and accounting engagements.

	Three months ended September 30,
	2009	2008	Growth
Personnel and overhead	$42.2	$39.1	8%
Professional fees	16.1	13.0	24%
Other	7.1	6.9	3%

Total general and administrative	$65.4	$59.0	11%

% of revenue	7.7%	7.1%	60 bps
•	The 11% increase in general and administrative expense was due primarily to higher compensation expense, increased legal and professional fees (including legal costs related to the consumer class action and occupancy tax matters), and a full quarter of expenses related to Venere.

•	We expect general and administrative expense to increase in absolute dollars and as a percentage of revenue for full year 2009.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to stock options and restricted stock units (“RSUs”) expense. In 2009, we began using stock options as our primary form of annual employee stock-based compensation.

•	Stock-based compensation expense was less than $15 million in the third quarter of 2009, consisting of $9 million in expense related to RSUs and $5 million in stock option expense.

•	Assuming, among other things, no meaningful modification of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $65 million in 2009.
Occupancy Tax Assessments and Legal Reserves
•	During the second quarter of 2009 we reserved $55 million related to hotel occupancy tax assessments by the city of San Francisco for bookings on Expedia.com, hotels.com and Hotwire between January 2000 and March 2009.

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•	$35 million of this reserve was paid in July 2009 to allow us to pursue litigation challenging the requirement to pay tax on merchant hotel bookings we facilitate, and dispute the actual amounts owed, if any. We do not believe that such bookings are subject to the city’s occupancy tax ordinance and, if we prevail, the city will be required to repay us. We expect a final determination on this matter in the first half of 2010.

•	$20 million of the reserve is included in “accrued expenses and other current liabilities” at September 30, 2009. We expect to pay the remaining amount in the fourth quarter of 2009.

•	We have entered into an agreement for the settlement of all claims alleged in a consumer class action lawsuit filed in Seattle, Washington. The settlement is subject to court approval, with final approval anticipated by the end of 2009. We continue to deny all of the allegations and claims asserted and are settling the case in order to avoid costly and time-consuming litigation. During the second quarter of 2009, we reserved $19 million, representing our best estimate of the low end of the range of possible costs associated with the settlement.
Restructuring Charges
•	During the third quarter of 2009, in conjunction with the reorganization of our business around our global brands, we recognized restructuring charges of $14 million, primarily consisting of employee severance and benefits.

•	Through September 30, 2009 we have expensed $29 million in restructuring charges and have paid $9 million, with the remainder classified in “accrued expenses and other current liabilities” on our balance sheet.

•	We expect total restructuring charges related to the brand reorganization to be less than $35 million, with remaining charges substantially completed by the end of 2009.
Interest Income and Interest Expense
•	The decrease in interest income of $6 million in the third quarter of 2009 was primarily due to lower average interest rates.

•	Interest expense of $21 million in third quarter 2009 and $20 million in third quarter 2008 relates primarily to interest on our long-term debt (see Borrowings below for additional detail).
Other, Net
•	Other, net primarily relates to foreign exchange gains and losses and, to a lesser extent, our portion of gains or losses in equity investments.

•	Other, net loss was $5 million in the third quarter of 2009 and $23 million in the prior year period. Both losses were primarily due to foreign exchange losses. The prior period loss included $21 million loss from holding Euros to economically hedge the purchase price of Venere.

•	These foreign exchange impacts primarily arise from the accounting re-measurement of our foreign denominated liabilities into U.S. dollars. We attempt to offset this re-measurement by holding foreign-denominated assets roughly equal to the liabilities, using both natural hedges (primarily cash), as well as foreign currency forward contracts.

•	Any difference between the liability and asset positions gives rise to a gain or loss during the quarter, depending on the direction exchange rates move. In the third quarter of 2009 our net liability position and the appreciation in foreign exchange rates led to a net loss of $5 million, which included a $2 million net gain on forward contracts.

•	We also utilize forward contracts to hedge a portion of our foreign-denominated revenues from the changes in exchange rates between the time of hotel bookings and the associated stays (the “book to stay” impact). See Foreign Exchange below for additional detail.

•	At September 30, 2009 we were party to outstanding forward contracts hedging our liability and revenue exposures with a total net notional value of $191 million, and a mark-to-market loss of less than $1 million. The mark-to-market loss is recorded as a liability in “accrued expenses and other current liabilities.”
Income Taxes
•	The effective tax rate on GAAP pre-tax income was 40.6% for the third quarter compared with 42.3% in the prior year period. The lower rate was primarily due to lower state taxes and accruals on uncertain tax positions, partially offset by a permanent tax benefit in Q3 2008 related to the termination of our cross currency swaps that did not recur in Q3 2009.

•	The effective tax rate on pre-tax adjusted net income (“ANI”) was 38.1% for the third quarter compared with 39.6% in the prior year period. The decrease was primarily due to lower accruals on uncertain tax positions and state taxes.

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•	The effective GAAP and ANI tax rates are higher than the 35% federal tax rate primarily due to state taxes and accruals related to uncertain tax positions.

•	Cash paid for income taxes in the nine months of 2009 was $158 million, an increase of $34 million from the prior year primarily due to the timing of estimated payments.
Foreign Exchange
•	As Expedia’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD relative to currencies of international markets in which we operate. Management believes investors may find it useful to assess our growth rates both with and without the impact of foreign exchange.

•	The estimated impact on growth rates from foreign exchange in the third quarter was as follows (some numbers may not add due to rounding):

	Worldwide			International
		Y/Y growth	FX impact on		Y/Y growth	FX impact on
	Y/Y growth	rates excluding	Y/Y growth	Y/Y growth	rates excluding	Y/Y growth
	rates	FX movements	rates	rates	FX movements	rates
Three months ended September 30, 2009
Gross Bookings	9.3%	11.5%	-2.3%	10.7%	16.4%	-5.7%
Revenue	2.3%	3.0%	-0.8%	10.2%	11.3%	-1.1%
OIBA	11.1%	12.3%	-1.2%	N / A	N / A	N / A
•	Foreign currency rate fluctuations negatively impacted our year-on-year growth rates due to depreciation in the Pound, Euro and Canadian Dollar, the three foreign currencies which most impact our financial results.

•	The estimated net negative impact of foreign exchange on revenue in the third quarter was $6 million, which includes the negative impact from year-over-year depreciation in foreign currencies.

•	Our revenue hedging program, designed to offset the book-to-stay impact, resulted in a realized loss of $4 million (included in our calculation of OIBA), which offset approximately half the third quarter 2009 book-to-stay benefit.

•	The positive impact of foreign exchange on our cash balances was $10 million through the first nine months of 2009, and is included in effect of “exchange rate changes on cash and cash equivalents” on our statements of cash flows. This amount increased $59 million from the prior year losses on cash of $49 million, reflecting the relative appreciation of currencies in the similar period of 2009 compared with their depreciation in 2008.
Acquisitions
•	The impact of acquisitions (primarily Venere and our consolidation of an entity we began consolidating after acquiring majority control late in the second quarter), on gross bookings, revenue and OIBA in the third quarter of 2009 was as follows (some numbers may not add due to rounding):

	Three Months Ended September 30, 2009
		Y/Y growth	Acquisition
	Y/Y growth	rates excluding	impact on Y/Y
	rates	acquisitions	growth rates
Gross Bookings	9.3%	5.6%	3.6%
Revenue	2.3%	0.6%	1.7%
OIBA	11.1%	10.5%	0.6%
•	We have reached an agreement to acquire Kuxun, a leading China-based metasearch player. We expect the transaction to close in the fourth quarter 2009.

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Balance Sheet Notes
Cash, Cash Equivalents, Restricted Cash and Short-Term Investments
•	Cash, cash equivalents, restricted cash and short-term investments totaled $903 million at September 30, 2009. This amount includes $144 million related to eLong, including $49 million of short-term investments.

•	The $141 million increase in cash, cash equivalents, restricted cash and short-term investments for the first nine months of 2009 primarily relates to OIBA and the working capital benefit related to our merchant hotel business, partially offset by credit facility payments, cash taxes, interest payments, capital expenditures and occupancy tax assessments.
Accounts Receivable
•	Accounts receivable include receivables from credit card agencies primarily related to our merchant hotel business, receivables related to agency transactions (principally from airlines and global distribution systems), as well as receivables from managed corporate travel and advertising clients.

•	Accounts receivable increased $101 million from December 31, 2008 due to a seasonal increase in our business operations, primarily credit card receivables related to growth in our merchant hotel business, and to a lesser extent from increased receivables related to our air, advertising and managed corporate travel businesses.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business, and reflect prepayments to our airline partners for their portion of the gross booking prior to travelers’ dates of travel. Prepaid merchant bookings increased $28 million from December 31, 2008, due primarily to a seasonal increase in our merchant air business.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, merchant fees, license and maintenance agreements and insurance. Prepaid expenses and other current assets decreased $13 million from December 31, 2008, primarily due to $15 million of our investment in the Reserve Primary Fund (“Reserve Fund”) being either redeemed or reclassified to “long-term investments and other assets.”
Property and Equipment, net
•	Property and equipment, net decreased approximately $16 million due primarily to the impact of $75 million in depreciation expense, partially offset by $58 million in property and equipment additions.
Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, equity investments, capitalized debt issuance costs and balances due from the Reserve Fund.

•	The decrease of $20 million in long-term investments and other assets was due primarily to the acquisition of an additional interest in one of our equity method investments resulting in a 60% majority ownership interest. The results of this entity are now consolidated and no longer included as an equity method investment.

•	We have recouped $75 million of our original $82 million investment in the Reserve Fund, including our receipt of an additional $1.6 million redemption in October 2009. In the fourth quarter 2008 we recorded a loss of $1 million related to our anticipated pro rata losses from the Reserve Fund’s holdings of Lehman Brothers securities. The remaining amount due from Reserve Fund is classified in “long-term investments and other assets.”
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relate to the acquisitions of hotels.com, Expedia.com and Hotwire.

•	Goodwill increased $41 million from December 31, 2008 in part due to the acquisition of a majority ownership interest in an equity method investment, as described above.

•	$691 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally trade names and trademarks. This amount did not change meaningfully from December 31, 2008.

•	$134 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to twelve years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense for definite-lived intangibles was $10 million for the third quarter of 2009 compared to $16 million for the prior year period. The decrease was primarily due to the completed amortization of certain distribution agreements, as well as technology and supplier intangible assets. Assuming no impairments or additional acquisitions, we expect amortization expense of approximately $40 million in 2009 and $35 million in 2010.

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Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. Fluctuations in the balance generally mirror the seasonal pattern of our gross bookings. Payments to suppliers related to these bookings are generally made within a few weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier. These billings are reflected as accounts payable, merchant on our balance sheet. For merchant hotel bookings there is a significant period of time between the receipt of cash from our travelers and the payment to suppliers.

•	Changes in deferred merchant bookings and accounts payable, merchant were a net source of cash of $506 million in the first nine months of 2009, compared with a net source of cash of $300 million in 2008. The increase was due primarily to strength in our merchant hotel gross bookings in the third quarter of 2009 compared to the same period in the prior year, particularly related to bookings during the month of September. These impacts offset lower ADRs, slightly shorter booking windows and faster supplier payments.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables related to our day-to-day business operations, and increased $34 million from December 31, 2008 primarily due to a seasonal increase in accrued online marketing expenses.
Accrued Expenses and Other Current Liabilities
•	Accrued expenses principally relate to accruals for the costs of our call center and internet services, accruals for bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, income taxes payable and accrued interest on our various debt instruments.

•	Accrued expenses and other current liabilities increased $66 million from December 31, 2008 primarily due to occupancy tax assessments and legal reserves, accrued severance and bonus costs and accrued loyalty program reward costs, partially offset by the payment of certain accrued earn-outs and incentives, as well as interest payments on long-term debt (see Borrowings below for additional detail).
Borrowings
•	Expedia, Inc. maintains a $1 billion unsecured revolving credit facility, which expires in August 2010. During the first quarter of 2009 we paid off the outstanding balance and had no borrowings as of September 30, 2009.

•	Borrowings under the facility would bear interest reflecting our financial leverage, which based on our September 30, 2009 financials would equate to the base rate (typically 1, 3 or 6 month LIBOR) plus 262.5 basis points.

•	Outstanding letters of credit under the facility as of September 30, 2009 were $42 million, which amount is applied against our $1 billion borrowing capacity under the facility.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “7.456% Notes”) due 2018, and $400 million in 8.5% Notes due 2016 (the “8.5% Notes”). The 7.456% Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. The 8.5% Notes are non-callable until 2012. Both Note issues can be retired at any time at our option subject to make-whole premiums of 37.5 basis points in the case of the 7.456% Notes and 50 basis points in the case of the 8.5% Notes.

•	As of September 30, 2009 we were in compliance with the financial covenants under our various debt facilities.

•	Annual interest expense related to our 7.456% Notes is $37 million, paid semi-annually on February 15 and August 15 of each year. Annual interest expense related to our 8.5% Notes is $34 million, paid semi-annually on January 1 and July 1 of each year. Accrued interest related to these notes was $13 million at September 30, 2009 and is classified in “accrued expenses and other current liabilities” on our balance sheet.
Other Long-Term Liabilities and Noncontrolling Interest
•	Other long-term liabilities consist primarily of uncertain tax positions recorded according to income tax accounting standards.

•	Noncontrolling interest relates primarily to the minority ownership position in eLong, an entity in which we own a 60% interest (55% fully-diluted) and results for which are consolidated for all periods presented.
Purchase Obligations and Contractual Commitments
•	At September 30, 2009 we have agreements with certain vendors under which we have future minimum obligations of $16 million in 2009 and $14 million in 2010. These minimum obligations are primarily for software and telecom services. These obligations are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use.

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•	Our estimated future minimum rental payments under operating leases with non-cancelable lease terms that expire after September 30, 2009 are $10 million for the remainder of 2009, $38 million for 2010, $35 million for 2011, $33 million for 2012, $28 million for 2013 and $94 million for 2014 and thereafter.
Common Stock
•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.

•	There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of October 12, 2009.
Warrants
•	As of September 30, 2009 there were 32.5 million privately held warrants outstanding, which, if exercised in full, would entitle holders to acquire 16.3 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $414 million (representing an average of approximately $25 per Expedia, Inc. common share). Of these warrants, 32.2 million expire in May 2012.
Stock-Based Awards
•	At September 30, 2009 we had 26 million stock-based awards outstanding, consisting of stock options to purchase 19 million common shares with a $15.50 weighted average exercise price and weighted average remaining life of 5.4 years, and 7 million RSUs.

•	In 2009 we used stock options as our primary form of annual employee stock-based compensation, and in the first nine months of the year we have granted 10 million option awards and 1 million RSUs.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts for the quarters ended September 30, 2009 and 2008 were as follows (in 000’s; some numbers may not add due to rounding):

	Three Months Ended September 30,
	2009	2008
Basic shares	288,426	286,674
Options	4,111	749
Warrants	62	3,710
RSUs	1,130	591

Fully diluted shares	293,728	291,724
Additional RSUs, Adjusted Income method	5,925	8,492

Adjusted diluted shares	299,653	300,216
•	Adjusted diluted shares were approximately flat for the third quarter 2009 compared with third quarter 2008 as dilution from stock options granted in March 2009 was largely offset by prior period dilution related to warrants which were unexercised upon their expiration in February 2009.

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Expedia, Inc.
Trended Operational Metrics
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material. For example, effective Q109 we changed our segment reporting for Gross Bookings, Revenue and OIBA in conjunction with our reorganization.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2007		2008				2009			Y/Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Number of Transactions	11.9	10.5	12.6	13.0	12.6	10.7	13.5	15.3	15.9	26%
Gross Bookings by Segment *
Leisure	$4,735	$4,198	$5,510	$5,502	$5,031	$3,705	$4,904	$5,293	$5,570	11%
Egencia	323	324	393	431	382	315	321	330	344	-10%

Total	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	9%
Gross Bookings by Geography
Domestic	$3,473	$3,050	$4,000	$4,058	$3,497	$2,673	$3,562	$3,890	$3,793	8%
International	1,585	1,472	1,903	1,875	1,916	1,347	1,663	1,734	2,121	11%

Total	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	9%
Gross Bookings by Agency/Merchant
Agency	$2,808	$2,659	$3,301	$3,357	$3,058	$2,455	$2,963	$3,199	$3,330	9%
Merchant	2,249	1,862	2,602	2,576	2,355	1,565	2,263	2,425	2,583	10%

Total	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	9%
Revenue by Segment *
Leisure	$701	$608	$613	$712	$749	$554	$559	$690	$769	3%
TripAdvisor **	58	50	72	79	85	62	86	90	97	14%
Egencia	22	25	28	30	27	25	25	27	27	1%
Corporate	(22)	(17)	(25)	(26)	(27)	(20)	(34)	(37)	(40)	N / A

Total	$760	$665	$688	$795	$833	$621	$636	$770	$852	2%
Revenue by Geography
Domestic	$507	$427	$468	$527	$533	$409	$446	$493	$522	-2%
International	252	238	220	268	300	212	190	277	331	10%

Total	$760	$665	$688	$795	$833	$621	$636	$770	$852	2%
Revenue by Agency/Merchant/Advertising
Agency	$151	$138	$167	$167	$169	$147	$154	$165	$175	3%
Merchant	558	477	457	554	585	408	409	527	595	2%
Advertising & Media Revenue (Net)	51	51	64	74	79	65	73	78	83	5%

Total	$760	$665	$688	$795	$833	$621	$636	$770	$852	2%
OIBA by Segment *
Leisure	N / A	N / A	$163	$231	$261	$189	$150	$233	$274	5%
TripAdvisor **	N / A	N / A	35	45	44	26	48	52	57	29%
Egencia	N / A	N / A	2	2	(0)	1	(1)	(0)	1	N / A
Corporate	N / A	N / A	(75)	(74)	(74)	(79)	(67)	(73)	(75)	N / A

Total	N / A	N / A	$126	$204	$231	$137	$130	$212	$256	11%
Worldwide Hotel (Merchant & Agency)
Room Nights	15.0	12.1	11.9	14.4	17.0	13.3	13.5	18.2	21.7	27%
Room Night Growth	14%	17%	21%	11%	14%	10%	13%	26%	27%	27%
ADR Growth	7%	7%	4%	2%	-2%	-10%	-18%	-19%	-14%	-14%
Revenue per Night Growth	6%	6%	1%	-1%	-5%	-19%	-20%	-22%	-19%	-19%
Revenue Growth	21%	23%	21%	10%	8%	-12%	-10%	-1%	3%	3%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	15%	15%	11%	4%	-5%	-12%	-4%	13%	27%	27%
Airfare Growth	2%	9%	8%	12%	11%	-2%	-13%	-22%	-18%	-18%
Revenue per Ticket Growth	-5%	-2%	6%	9%	-2%	-4%	-14%	-29%	-28%	-28%
Revenue Growth	9%	13%	18%	14%	-7%	-16%	-17%	-20%	-8%	-8%

*	Beginning in Q109 the Company began reporting new segments as a part of its global reorganization.

**	TripAdvisor Revenue and OIBA include intercompany amounts, which are eliminated in consolidation.

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Notes & Definitions:
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
Leisure — Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, hotels.com branded sites, Hotwire, the Expedia Affiliate Network and other leisure brands.
TripAdvisor Media Network (“TripAdvisor”) — Reflects TripAdvisor.com and its international version sites, as well as acquired companies operated by TripAdvisor such as SmarterTravel.
Egencia — Reflects worldwide results for our managed travel business.
Corporate — Includes intercompany eliminations as well as unallocated corporate expenses.
Worldwide Hotel — Reported on a stayed basis, and includes both merchant and agency model hotel stays.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definitions of Operating Income Before Amortization and Adjusted Net Income were revised in the first quarter of 2009 to better reflect our current operations and take into consideration the impact of new accounting literature.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) charges incurred for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; and (5) gains (losses) realized on revenue hedging activities that are included in other, net. For the second quarter of 2009, infrequently occurring items excluded from OIBA also included a $19 million reserve relating to a settlement agreement for the settlement of all claims alleged in a consumer class action lawsuit.
We exclude the items listed above from OIBA because doing so provides investors greater insight into management decision making at Expedia. We believe OIBA is useful to investors because it is our primary internal metric by which management evaluates the performance of our business as a whole and our individual business segments, on which internal budgets are based, and by which management, including our Chief Executive Officer, is compensated. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, OIBA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. Although depreciation is also a non-cash expense, it is included in OIBA because it is driven directly by the capital expenditure decisions made by management. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. However, OIBA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price, foreign currency exchange rates and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts. We present a reconciliation of this non-GAAP financial measure to GAAP below.

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Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or short-term investments held by eLong; (5) certain other infrequently occurring items, including restructuring (6) charges incurred for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; and (8) the noncontrolling interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.
Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)
OIBA	$256,426	$230,780	$598,629	$560,690
Amortization of intangible assets	(9,588)	(15,827)	(27,959)	(52,538)
Stock-based compensation	(14,519)	(15,367)	(46,667)	(48,027)
Restructuring charges	(13,781)	—	(28,597)	—
Occupancy tax assessments and legal reserves	—	—	(74,211)	—
Realized loss on revenue hedges	4,436	—	9,368	—

Operating income	222,974	199,586	430,563	460,125

Interest expense, net	(20,027)	(12,633)	(58,389)	(24,487)
Other, net	(4,749)	(23,243)	(30,769)	(32,014)
Provision for income taxes	(80,385)	(69,223)	(141,995)	(164,139)
Net (income) loss attributable to noncontrolling interests	(799)	337	(2,110)	2,734

Net income attributable to Expedia, Inc.	$117,014	$94,824	$197,300	$242,219

Adjusted Net Income & Adjusted EPS

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$117,014	$94,824	$197,300	$242,219
Amortization of intangible assets	9,588	15,827	27,959	52,538
Stock-based compensation	14,519	15,367	46,667	48,027
Restructuring charges	13,781	—	28,597	—
Occupancy tax assessments and legal reserves	—	—	74,211	—
Noncontrolling investment basis adjustment	—	—	5,158	—
Foreign currency loss on U.S. dollar cash balances held by eLong	137	290	9	8,258
Gain on derivative instruments assumed at Spin-Off	—	(20)	—	(4,600)
Amortization of intangible assets as part of equity method investments	—	614	458	1,874
Noncontrolling interests	(521)	(249)	(826)	(3,712)
Provision for income taxes	(9,623)	(8,306)	(58,091)	(34,416)

Adjusted net income	$144,895	$118,347	$321,442	$310,188

GAAP diluted weighted average shares outstanding	293,728	291,724	290,835	293,256
Additional restricted stock units	5,925	8,492	6,846	8,024

Adjusted weighted average shares outstanding	299,653	300,216	297,681	301,280

Diluted earnings per share	$0.40	$0.33	$0.68	$0.83
Adjusted earnings per share	$0.48	$0.39	$1.08	$1.03
Free Cash Flow

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)
Net cash provided by operating activities	$(24,218)	$(103,525)	$820,332	$767,529
Less: capital expenditures	(20,880)	(48,251)	(62,932)	(118,984)

Free cash flow	$(45,098)	$(151,776)	$757,400	$648,545

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Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)
Cost of revenue	$169,436	$177,735	$461,711	$500,022
Less: stock-based compensation	(505)	(510)	(1,730)	(1,753)

Cost of revenue excluding stock-based compensation	$168,931	$177,225	$459,981	$498,269

Selling and marketing expense	$284,847	$299,919	$792,223	$888,275
Less: stock-based compensation	(2,974)	(2,497)	(9,745)	(8,968)

Selling and marketing expense excluding stock-based compensation	$281,873	$297,422	$782,478	$879,307

Technology and content expense	$78,637	$72,195	$234,190	$215,685
Less: stock-based compensation	(3,315)	(3,264)	(11,903)	(11,492)

Technology and content expense excluding stock-based compensation	$75,322	$68,931	$222,287	$204,193

General and administrative expense	$73,165	$68,075	$208,454	$199,557
Less: stock-based compensation	(7,725)	(9,096)	(23,289)	(25,814)

General and administrative expense excluding stock-based compensation	$65,440	$58,979	$185,165	$173,743
Conference Call
Expedia, Inc. will audiocast a conference call to discuss third quarter 2009 financial results and certain forward-looking information on Thursday, October 29, 2009 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of October 29, 2009 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: continued or prolonged adverse economic conditions leading to decreased consumer and business spending; changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by adverse weather, bankruptcies, health risks, war and/or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; risks related to our long term indebtedness, including the ability to access funds as and when needed; changing laws, rules and regulations and legal uncertainties relating to our business; changes in search engine algorithms and dynamics; risks relating to a failure to perform of third parties to our financial and/or service agreements; the use of fraudulent credit cards on Expedia, Inc.’s websites; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies, including from any restructuring activities; the successful completion of any future corporate transactions or acquisitions; the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2008, and subsequent Forms 10-Q.

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Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company. With more people booking travel online in Expedia’s global marketplace than anywhere else, the company delivers consumers value in leisure and business travel, drives demand for travel suppliers, and provides advertisers opportunities to reach in-market travel consumers. The Expedia, Inc. portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Egencia™ (formerly Expedia Corporate Travel), TripAdvisor®, Expedia Local Expert®, Classic Vacations® and eLong™. Expedia, Inc.’s companies operate in over 80 global points of sale in nearly 60 countries. Expedia also powers travel bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates. For more information, visit http://www.expediainc.com/.
Trademarks and logos mentioned herein are the property of their respective owners.
© 2009 Expedia, Inc. All rights reserved. CST: 2029030-40
Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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